Exhibit 99.2

Trex Company

Fourth Quarter and Full Year 2021 Earnings

Conference Call

Monday, February 28, 2022, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks—President, Chief Executive Officer

Dennis Schemm—Senior Vice President & Chief Financial Officer

Amy Fernandez—Vice President, General Counsel

Viktoriia Nakhla—Investor Relations

PRESENTATION

Operator

Good afternoon, and welcome to the Trex Company Fourth Quarter and Full Year 2021 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad, to withdraw your question, please press “*” then “2.” Please note, this event is being recorded.

I would now like to turn the conference over to Viktoriia Nakhla. Please go ahead.

Viktoriia Nakhla

Thank you all for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer, and Dennis Schemm, Senior Vice President and Chief Financial Officer. Joining Bryan and Dennis is Amy Fernandez, Vice President and General Counsel, as well as other members of Trex management.

The company issued a press release today after market close containing financial results for the fourth quarter and full year 2021. This release is available on the company’s website. This conference call is also being webcast and will be available on the investor relations page of the company’s website for 30 days.

I would now like to turn the call over to Amy Fernandez. Amy.

Amy Fernandez

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q, as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy and good evening, everyone. Thank you for joining us today to review our fourth quarter and full year 2021 performance along with our business outlook. First, I would like to thank our extraordinary employees who continue to deliver great results through talent, hard work, and innovation, along with our channel partners, distributors, and professional contractors who are the best in the business and are poised to execute growth in the composite decking and railing market.

We closed 2021 with all time record sales of $1.2 billion for the full year, and a record finish to an exceptional year, with fourth quarter sales increasing 33% to $304 million and adjusted earnings per share growing 49% to $0.55 per share.

Our expanded manufacturing capacity enables us to effectively support strong organic growth, while also allowing our channel partners to infill inventory. Strong revenue growth and replenished market inventories point to reduced product lead times and more normalized seasonality in 2022.

Consumer demand for our products remains robust supported by significant repair and remodel activity, especially within the outdoor living category which shows strong momentum as the fastest growing category of repair and remodel and supported by our continued conversion of wood to composite market share.

Rising interest rates and higher home values favor repair and remodel spending as homeowners continue to invest in their existing residences and pursue renovation that enhance their lifestyles and outdoor living spaces. Flexible outdoor living space is more essential than ever as consumers continue to reevaluate where and how they spend their time. So, while COVID-related restrictions are easing and leisure travel and other activities are returning to pre-pandemic levels, we expect demand to remain strong driven by favorable secular trends.

The launch of our Trex Enhance products in January of 2019 was a significant catalyst that has accelerated our growth over the past few years. This product was truly an industry game-changer, significantly expanding our addressable market by focusing on consumers, who would convert from wood to Trex at the right price. As a result, we’ve continued to drive wood to composite market share conversions at 200 basis points plus per year, a rate meaningfully greater than we’ve experienced in the past. Even with this accelerated pace, we estimate composites account for approximately 25% of the total decking market but expect it will reach 45% to 50% in the future.

To support current demand and expected long-term growth, we successfully executed the largest capacity expansion program in Trex’s history, which included construction of a new decking facility at our Virginia site and installation of additional production lines at our Nevada facility. Collectively, these expansion initiatives position us to effectively meet customer demand in 2022 by increasing total capacity 85% above 2019 volume levels.

Additionally, in October of 2021, we announced plans to develop a third US-based Trex residential manufacturing facility on approximately 300 acres in Little Rock Arkansas. Expected to commence operation in 2024, this $400 million capacity expansion program offers numerous strategic advantages including increased proximity to essential raw materials, a strong pool of qualified and skilled labor, adjacency to major transportation hubs and is situated near key growth markets for wood conversion.

Similar to our previous capacity expansion programs, this development will be modular in nature and calibrated to demand trends. When this plant opens, Trex will have a strategic advantage of unmatched geographical coverage with East Coast, West Coast and Central Region sites that will serve as our domestic pro channel and retail partners, and also support our long-term growth opportunities in the international and cladding markets.

Composites have lower market penetration outside of North America, and we believe our international growth can exceed our domestic market expansion pace on a long-term basis.

We are pleased to meet with many of you at the recent International Builders’ Show held in Orlando, where we were impressed with the high attendance numbers and interest in learning more about all of the ways Trex can be part of their outdoor living plans.

We also had record attendance at our TrexPro Summit held in San Antonio with participants from around the world. TrexPros are an elite group of contractors dedicated to the installation of Trex decking and railing products, for whom Trex provides valuable benefits such as increased consumer exposure, customer leads, a profile on trex.com to showcase their work and extended warranty programs.

We launched a new marketing campaign for 2022 that highlights how Trex helps homeowners transform their outdoor dream ideas into reality, becoming the foundation for many of life’s most memorable moments. Our “We See It Too” campaign launched January 1st with TV commercials on many popular channels. Integrated content extends to social, digital and online video amplified by radio, print, retail, strategic partnerships and more.

For 30 years, Trex has invented, reinvented and defined the composite decking and outdoor living category, and this new campaign boldly differentiates Trex with a distinctive and memorable message that creates a category of one.

As our business expands, we remain focused on growing in a sustainable and socially responsible manner and taking market share from wood, as our sales grow so does Trex’s positive impact on an environment by using recycled materials to manufacture the most aesthetically pleasing and long-lasting decking and railing products in the market.

To support our capacity expansion efforts and sales growth, we continue to grow our employee base with a focus on diversity, equity and inclusion and bringing new ideas and perspectives to our team.

In addition, the safety and well-being of our employees is of utmost importance, and we consistently prioritize safe practices and emphasize employee well-being. Reflective of this, we recently expanded ESG oversight at the executive level, naming Leslie Adkins, Vice President of Marketing and ESG Development. Long involved with steering the Trex brand, she has also been a steward of our ESG efforts since inception.

With that, I’ll turn the call over to Dennis to provide a more detailed view of our financial performance. Dennis.

Dennis Schemm

Thank you, Bryan, and good evening everyone. I’m pleased to report on Trex’s strong fourth quarter results and full year performance and provide expectations for the first quarter and full year of 2022.

We are reporting fourth quarter top line growth of 33% to $304 million led by 35% growth in net sales at Trex Residential to $288 million. The increase in sales reflects continued strong broad-based demand across all product lines in both the retail and pro-channels and a favorable impact from pricing actions in Trex Residential. Trex Commercial net sales increased 6% year-on-year to $16 million.

Consolidated gross margin in the fourth quarter was 38.9% compared to 40.5% in the year ago quarter. Fourth quarter 2021 gross margin for Trex Residential and Trex Commercial were 39.7% and 24.0%, compared to 41.3% and 28.0% in the fourth quarter of 2020. The year-over-year decrease in 2021 fourth quarter gross margins was primarily due to increased raw material costs and higher transportation costs that more than offset increased efficiencies from higher capacity utilization and previous pricing actions.

In the 2021 fourth quarter, we recognized a $54 million goodwill impairment charge at Trex Commercial that was primarily due to a reduction in project commitments, which adversely impacted project backlog and forecasted net sales and EBITDA. The reduction in project commitments was influenced by a delay in new projects due to lingering uncertainty created in our commercial markets by the COVID-19 virus. The delay in new projects coupled with the company’s continued successful fulfillment for pre-pandemic projects resulted in lower project backlog and reduced forecasted net sales and EBITDA. The company expects revenues from Trex Commercial to be constrained in 2022 but increased bookings are expected to lead to a resumption of revenue growth in 2023. In addition, the company recognized a gain from insurance proceeds of $3.2 million during the fourth quarter of 2021, primarily related to the fire at the Trex Residential Virginia plant that occurred in March.

Excluding the goodwill impairment charge and the gain on insurance proceeds, selling, general and administrative expenses increased to $37 million, compared to $34 million in the fourth quarter of 2020 as business travel and marketing related expenses began to return to more normalized levels.

However, we continue to benefit from the operating leverage gained from our rapid sales increase with SG&A as a percentage of sales, decreasing 290 basis points to 12.1% in the fourth quarter compared to the prior year quarter.

Net income for the 2021 fourth quarter was $25 million or $0.22 per diluted share. Excluding the non-cash goodwill impairment charge and the gain on insurance proceeds, adjusted net income was $64 million or $0.55 per diluted share, representing increases of 47% and 49%, respectively, from net income of $43 million or $0.37 per diluted share in the 2020 fourth quarter.

EBITDA excluding the goodwill impairment charge and the gain on insurance proceeds was $92 million, a 44% increase compared to EBITDA of $64 million reported in the year ago quarter. Fourth quarter 2021 adjusted EBITDA margin was 30.2% compared to 27.9% in the fourth quarter of 2020.

Summarizing the full year performance, consolidated net sales increased 36% to $1.2 billion with Trex Residential net sales growing 38% to $1.14 billion and Trex Commercial contributing $58 million to net sales.

Full year 2021 net income was $209 million or $1.80 per diluted share. Excluding the goodwill impairment charge and the gain on insurance proceeds of $8.7 million, adjusted net income was $243 million or $2.10 per diluted share, representing increases of 35% and 36%, respectively, from adjusted net income of $180 million or $1.55 per diluted share in 2020 net of the $6.5 million surface flaking warranty charge. Net of these items that I just mentioned, full year 2021, adjusted EBITDA increased 38% to $357 million. Full year 2021, adjusted EBITDA margin was 29.8%.

We generated record cash from operations of $258 million in 2021, an increase of 38% from 2020. The strength of our cash flow enabled us to self finance the recent capacity expansion program, while returning capital to shareholders through stock repurchases. Full year capital expenditures were $159 million and were primarily related to our capacity expansion program.

We repurchased approximately 809,000 shares of outstanding common stock in 2021 at an average price of $91 per share totaling $74 million. As of December 31, 2021, we have repurchased 3.6 million shares under our stock repurchase program and have 8 million shares remaining to be repurchased under the current program. Also, since the end of the fourth quarter, we have been active in purchasing shares under the same program.

Looking ahead, we see a strong 2022 with double-digit top line growth inclusive of the onetime channel infill in 2021. We are also providing the following metrics for the first quarter and full year of 2022.

•	First quarter consolidated net sales are expected to range from $320 million to $330 million, representing year-on-year growth of 32% at the midpoint.

•

For the full year 2022, we expect revenues to return to double-digit growth rates with a normalized seasonal cadence similar to pre-pandemic patterns we experienced in 2016 to 2018. In addition, we anticipate pricing realization will more than offset a more modest raw material and labor inflationary environment.

•

SG&A, is expected to be in the range of 12% to 13% of sales for the full year which includes the higher investment in marketing and branding spend now that we have ramped up our new capacity and market inventories have improved.

•	For the full year 2022, we anticipate, incremental EBITDA margin to be between 30% to 35% when compared to the adjusted EBITDA figures discussed earlier.

•	Our tax rate is anticipated at approximately 25%.

•

Depreciation will range from $40 million to $45 million. And we expect full year spending on CAPEX to be in the range of $200 million to $220 million, inclusive of the Little Rock capacity expansion, the new corporate headquarters and additional investments back into our core business.

Now, I will turn the call back to Bryan.

Bryan Fairbanks

Thank you, Dennis. Our strategic actions in 2021 and continued robust demand put us firmly on track to deliver strong double-digit growth in 2022. And we remain focused on converting consumers to the performance advantages of composites over wood. Supported by our industry leading brand and recent capacity expansion program, we remain well positioned as the prime beneficiary of long-term trends towards outdoor living. Operator, we can now take questions.

QUESTIONS AND ANSWER

Operator

We will now begin the question-and-answer session. To ask a question you may press “*” then “1” on your telephone keypad. If you are using a speakerphone, please pickup your handset before pressing the keys, to withdraw your question, please press “*” then “2.” Please limit your questions to one with a single follow-up.

Our first question comes from Keith Hughes with Truist. Please go ahead.

Keith Hughes

Thank you. Question is about the incremental EBITDA margin guide for the year. Can you talk about how you think that will pace during the year? And you did above that in the second half of 2021. If you could talk about what the puts and takes are that are bringing it down year-over-year.

Dennis Schemm

Hey Keith, this is Dennis. Thanks for the questions. Good questions. So, I’m expecting to see EBITDA margins improve sequentially quarter-to-quarter, as we move through the year. And we should see our highest EBITDA margins in that Q3, Q4 time frame. Some of the puts and takes that we’re looking at clearly are, pricing coming into full utilization here in the first quarter. That’s primarily the biggest impact. Secondarily, we’re still dealing with inflation. And although, we anticipate it moderating somewhat, we are seeing some headwinds right now with regards to higher transportation expenses. We’re seeing some higher fuel costs on the natural gas side and oil. And we’re also seeing some delayed lead times on our capital spending, which is resulting in some of our cost outs being pushed out a little further along. So that’s some of the puts and takes that we’re dealing with here in 2022.

Keith Hughes

If I could sneak one more in, on the gross margin, will it also ramp up very similar to EBITDA? And do you think you’ll be above water year-over-year above gross margins in the first half of 2022?

Dennis Schemm

We’re going to continue to put a lot of focus and attention on our gross margins. That’s always been the way at Trex. This year is not going to be any different. I would expect the gross margins to follow a similar cadence to the EBITDA margins as well. So, again, pricing coming more into play here by the end of the first quarter, inflation moderating somewhat. And then, we talked about some of those headwinds that we’re dealing with.

Keith Hughes

Okay. Thank you.

Operator

The next question is from Ryan Merkel with William Blair. Please, go ahead.

Ryan Merkel

Hey, guys. A couple of questions for me. So, first off, can you just unpack sales outlook for 2022 a little bit? How much will price contribute? And then, just talk about what is more normalized seasonality, just so we’re all on the same page?

Dennis Schemm

Yes. So, when I think about more normalized seasonality, I’m really looking probably at the first quarter to be around like 26% of our sales. Then you move into the second and third quarters — about 50% of the sales, and fourth quarter would be the remainder. That’s what I’d look to as far as more normalized seasonality. When I think about growth here in 2022, I guess, I would look at it as follows. So, pricing will play a role. We’re probably in the low teens for pricing. And we’ve got repair and remodel that we talked about extensively in Bryan’s remarks that we feel is going to be strong. And in the past we’ve doubled up on that repair and remodel metric. And so, you take those two that gets you to the upper end of the growth range there. And then you have to back out the one-time inventory infill that we had in the back half of 2021. So that’s kind of how I see the puts and takes for growth and how we get to the strong double-digit growth that we suggested.

Ryan Merkel

Got it. That’s helpful. Okay. And then, for my follow-up, like low teens price capture in 2022 is a little higher than I was thinking. How is that going to flow through the year? Is it going to start higher and then sort of kind of bleed down as you lap price increases from last year?

Bryan Fairbanks

Yes, I think, that’s the right way to expect it will be coming through. We took more of the pricing last year later in the year. So, we’ll have that full recapture as we move through the year. And we’ll see what inflation does as we move through 2022.

Ryan Merkel

Got it. Alright. Thanks. I’ll pass it on.

Bryan Fairbanks

Thanks, Ryan.

Operator

The next question is from Stanley Elliott with Stifel. Please, go ahead.

Stanley Elliott

Hey, everybody. Thank you guys for the question and congratulations on a nice year. Curious, kind of high level, I’d love to hear you from the TrexPro Day, talking with the contractors, what are they telling you about their backlogs, about their order book? Obviously, the guidance seems very positive on the year. But just curious, if you could dig down into that a little bit more.

Bryan Fairbanks

Sure. Yes, our contractors feel very positive about how the year is shaping up for them. Now these are some of our largest most skilled contractors. You’d expect them to have longer backlogs. When we go down the ranks to talk to other contractors that may not be quite as large, we hear great optimism from them as well. Backlogs are anywhere from three months out to six months. So, they’ve not seen a material shift in the marketplace and the interest for outdoor living.

Stanley Elliott

Great. And then you’ve all also been working on improving the recycled content on the front end. I was wondering kind of how much progress you were able to make on that? Any updates would be great.

Bryan Fairbanks

So, the Trex Company has always prided ourselves on using approximately 95% recycled content in our products. Where we don’t use it as great of a degree, for example some of our aluminum and some of our railing products, we do strive to increase the recyclability content within that product. But from a decking perspective, which is the largest share of revenues for the company, we’ve continued to drive recycled material use and we continue to look for new opportunities to take more waste out of the waste stream and allow us to use it in decking.

Stanley Elliott

Thanks, guys. Appreciate it and best of luck.

Bryan Fairbanks

Thanks.

Operator

The next question is from John Lovallo with UBS. Please go ahead.

John Lovallo

Hey guys. Thank you for taking my questions as well. First one, the step-up in CAPEX to $200 million to $220 million versus I think $160 million in 2021. I was under the impression that CAPEX would actually be down this year. Can you maybe just talk about some of the puts and takes that may have changed that?

Dennis Schemm

Hey John, that’s a fair question. And I know we talked about that earlier that we expected to have a downsizing if you will in the CAPEX spend. But that was before the Little Rock announcement, right. And so, Little Rock is really the primary driver of that number going higher. So essentially, you’ve got Little Rock in there. We also have our new corporate headquarters being built as well. So that’s going to be some additional CAPEX spend. And then the remainder is investments back into the core.

John Lovallo

Got you. Okay, and then in terms of my follow-up. Can you maybe just elaborate a little bit on the reduction in commercial project commitments? I guess, I’m curious on what type of projects were kind of delayed or canceled, I should say. And then are they going to wood or are there competitors in the composite space taking the business?

Bryan Fairbanks

So, from a commercial perspective, different segment from residential, primarily talking about railing and certain staging products. During 2021, our net sales were still quite strong. However, as the company continued to successfully work down that existing backlog, we also experienced a reduction in new project commitments, because of lingering uncertainty around COVID. So for all of the tailwinds that the residential side of the business received, the commercial side mostly had headwinds. So COVID played a significant impact on that part of the business.

The core markets that we serve, sports, entertainment, commercial office, were all hit hard and investments were sidelined until there was more certainty on what life post-COVID would look like. Remember at one point, it didn’t look like many people were going back to the office, and, of course, we’re now seeing people go back, and we’re seeing people go back to sporting events and other outdoor opportunities. So given that reduced backlog and reduction in new project commitments to replace and build the backlog, we knew that the outlook for 2022 was diminished.

As per our policies, we conducted an annual impairment test for goodwill. We assessed the project commitments, the reduction in our backlog because of COVID, and our forecasted net sales and determined there was a negative impact on our financial condition. And as such, we decided to take the $54 million write-down based on that analysis. I think on the positive side here, we are starting to see that order book rebuilding, encouraged by the activity in the first couple of months of the year, but it will take some time. And we’re still encouraged with the opportunity on the commercial side of the business.

John Lovallo

Okay. Thank you.

Operator

The next question is from Jeff Stevenson with Loop Capital. Please go ahead.

Jeff Stevenson

Hi, thanks for taking my questions today and congrats on the strong year.

Bryan Fairbanks

Thanks, Jeff.

Jeff Stevenson

And was there any negative impact from Omicron in January? And did you have any labor logistics or material headwinds from it that will impact the first quarter?

Bryan Fairbanks

Yes. Like everybody else, we did see elevated absences in January from Omicron. We saw some in December as well that’s probably a little bit heavier. The impact of that is inclusive of the guidance that we provided in the first quarter.

Transportation, there were some, I guess, up days and down days, but we didn’t struggle too much through January. One of the things we did run was more over time in January to be able to offset those absences we had.

Jeff Stevenson

Okay, great. And then, can we just get an update on channel inventories right now? And how much of your first quarter sales guidance is related to inventory channel fill?

Bryan Fairbanks

So, recall, normally, the first quarter is going to be building of inventory to support the busiest part of the season, and that’s exactly what we are seeing. Coming into the end of the year, if you remember back to the third quarter, I talked about our dealer level inventories improving significantly. And then through the end of the year, our distributor level inventory has improved significantly as well. Now we’re back into a normal inventory build to support Q2 and Q3 in the marketplace.

Jeff Stevenson

Got it. Thank you.

Operator

The next question is from Trey Grooms with Stephens. Please go ahead.

Trey Grooms

Hey, good afternoon.

Bryan Fairbanks

Hi, Trey.

Dennis Schemm

Hey, Trey.

Trey Grooms

Hey. So first one, Dennis, I just want to make sure I got this right. On the kind of the quarterly cadence you outlined earlier, you mentioned, and I’m probably missing something here, but I think you said Q1 is going to be 26% of full year. And you know, just kind of backing into that, the midpoint of guidance range, if you gross that up, it just implies something like 5% so growth for the full year. So, what am I missing there on that math?

Bryan Fairbanks

I think the best way to look at it, when we talk about what historical looks like, it is going back from 2016 to 2018 timeframe and looking at those quarterly averages, increases and decreases. And the reason that time is important, it takes the pandemic out of it, but it also takes the launch of Enhance out of it as well.

Trey Grooms

No, yes. I get all that. I’m just trying to reconcile the arithmetic behind the $325 million is the kind of midpoint of the guidance for revenue for the first quarter. If that’s 26%, then that implies something like 5% growth for the full year?

Bryan Fairbanks

Yes. The 26% is not part of our guidance.

Trey Grooms

Okay. Just making sure, because I heard that, and I knew I was throwing off there somewhere with the math on that. Okay. Fair enough. Thanks for clearing that up.

And then second question EBITDA margins, Dennis mentioned, you said that it should ramp in kind of the Q3, Q4 timeframe. And I think the long-term guide is for 35% to 45% incremental EBITDA margins. Is that still the right way to think about long-term incrementals, and at what point do you think we kind of return to that sort of flow through?

Dennis Schemm

Yes, Trey. So…no, the guide for 2022 is 30% to 35% incremental EBITDA margins, just to be clear.

Bryan Fairbanks

And as we go forward, the reason we pulled that back a little bit this year from where we normally are is we’re bringing our marketing, our travel entertainment, our show expenses back to a normalized level from where we were in prior years. I expect as we move forward, you’ll see that move back to the more normalized level of the 35% to 40% incremental.

Trey Grooms

Yes. That’s what I was getting at. I was clear on this year. I just know long-term 35% to 40%, that’s still a good target. Thank you.

Operator

The next question is from Ketan Mamtora with BMO Capital Markets. Please go ahead.

Ketan Mamtora

Thank you for taking my question. Can you talk a little bit about what you’re seeing on the international side and on the cladding side? There’s a couple of opportunities that you guys have talked about. And is there any way to size what the medium-term opportunity could be there?

Bryan Fairbanks

Yes, international, we do continue to see that coming back. We did have to deemphasize that for a couple of years. But through the fourth quarter of this year, we were able to rebuild inventories to get the season started right in these marketplaces. So, I’m excited about the growth opportunity. I’ve said in the past that we see the international markets being able to outgrow our North America markets. So, I still hold to that. We will be in much better shape inventory wise this year.

As it relates to the cladding marketplace, we’ve now been able to show the customer that are interested in using our decking as cladding that the product is available, normalized lead times, so that they can start quoting that. We really hadn’t been quoting all of that much business over the past couple of years. So, we’re back out selling again actively into that marketplace.

Ketan Mamtora

Understood. And just as my follow-up. What is embedded within your guidance for sort of inflation for FY ‘22? Thank you very much.

Bryan Fairbanks

Our inflation expectations are baked within the guidance that we’ve provided. As Dennis mentioned earlier, we have seen some inflation into the New Year, but we do expect that to moderate as we go out through the rest of this year.

Ketan Mamtora

Got it. I’ll turn it over. Thank you.

Bryan Fairbanks

Thanks.

Operator

The next question is from Reuben Garner with The Benchmark Co. Please go ahead.

Reuben Garner

Thanks guys. Congrats on the strong close of the year.

Bryan Fairbanks

Thanks, Reuben.

Reuben Garner

Most of my questions have been answered, but I do want to follow up on one…I wanted to see if there’s any way you could kind of quantify opportunities that you guys had to walk away from over the last couple of years, whether it’s internationally or in the U.S. just because of your capacity situation, specifically talking about maybe some smaller players in the market that maybe were able to benefit because Trex, the industry leader, was sold out so often. Is there any numbers or way to quantify what might have been missed over the last two, three years as you guys were trying to catch up?

Bryan Fairbanks

Well, you’re right. There are things that we have had to walk away from as we’ve managed through the capacity constraints over the past couple of years. I would say last year was a position where we started to more normalize in the marketplace. And with inventories being built back to more normalized levels, we truly get back to a regular cadence for the year. We’ve not tried to put a number to what those sales are.

Reuben Garner

And just a quick follow-up. Bryan, how much of the strength you saw in 2021 was you recapturing some of that business that was gone versus there was a lot of infill obviously at the end of last year in your own channels. Like are you just now at the point where maybe you can go after some of that business that you could have had before, because you’ve been still trying to fill the channel?

Bryan Fairbanks

I did a lot of plant tours with our sales team during the fourth quarter, showing both our existing customers who have been loyal to us throughout, as well as, other customers who may be carrying competing brands, the capacity we have and our ability to service them.

Reuben Garner

Perfect. Thanks, and good luck this year guys.

Bryan Fairbanks

Thanks.

Operator

The next question is from Tim Wojs with Baird. Please go ahead.

Tim Wojs

Yes. Hey, guys. Thanks for taking the question. I had one modeling question and then a bigger picture one. But on the modeling question, is there a way to quantify what the channel infill kind of load-in comp is? I don’t know if you want to put a sales dollar number on it or some sort of lead time or weeks of inventory or just any more color you can kind of give us just so we can make sure we’re on the same page with some comps?

Dennis Schemm

Yes, Tim, it’s a good question. So, our estimates are pointing to about $100 million in infill that happened in the back half of 2021.

Tim Wojs

Okay. That’s helpful. And then, I guess, on a bigger picture question. Just as you think about Bryan getting to that 45% to 50% penetration of composite relative to the market. Is there any kind of change in the cost of getting to that incremental penetration? Like for an incremental 5% of market penetration? Is that cost to retain that penetration changed at all either positively or negatively?

Bryan Fairbanks

Well, there’s an incremental change in the short-term here, because we need to get back to a normalized cadence for marketing. We’ve pulled back on that past few years. We will get back into normalized cadence for that. And we see that as important to be able to continue driving that wood conversion opportunity, getting our name in front of people who are in the market for decking, whether it be wood or for competitive products and showing them why they should make the Trex decision.

Tim Wojs

Okay. So, 2022 is really more of a catch-up now that you’ve got capacity and you’ve got the channel and that infill position?

Bryan Fairbanks

Yes.

Tim Wojs

Okay. Great. Well good luck on 2022 guys. Thanks for the time.

Bryan Fairbanks

Thanks.

Dennis Schemm

Thank you.

Operator

The next question is from Steven Ramsey with Thompson Research Group. Please go ahead.

Steven Ramsey

Hi, good evening. Starting off with drivers of sales growth for the year. How much of that is pure core wood conversion and how much of that is international growth kicking in? new construction, cladding some of those other adjacent areas of opportunities?

Bryan Fairbanks

Yes, I’d love to say that there’s enough data out there in the marketplace that I could break each of those down and be able to give you accurate numbers. I think the right way to look at it is we’ve always looked at our business using kind of the repair and remodel growth numbers as a baseline for the business. On top of that, wood conversion opportunity, growth in international markets, as well as cladding along the way and that gets us to the double-digit sales increase for the year.

Steven Ramsey

Okay. Excellent. And then is there embedded with the channel infill that you’ve done mix that points to continued increase on the enhanced line? I know it’s coming from a lower base but is there any read-through on penetration of that lower-priced product?

Bryan Fairbanks

Through 2021, we continued to see strong growth across all of our product lines and in line with our expectations.

Steven Ramsey

Excellent. Thank you.

Operator

The next question is from Phil Ng with Jefferies. Please go ahead.

Phil Ng

Hey, guys. You have been constrained from a capacity standpoint in the last few years. So, I’m just curious looking in 2022, how much bandwidth you have from a capacity standpoint? So, if you could quantify that maybe capacity utilization would be helpful. And when we think about Little Rock, as you ramp that up, Bryan appreciating i’s modular in nature, is there a good way to think about how much capacity that would free up at least in the first phase of that ramp?

Bryan Fairbanks

So, I think the best way to size the capacity is what I said in my comments about the 85% over where we were from a 2019 perspective. And as we look out towards Little Rock coming on which would be 2024 time frame, Little Rock has the opportunity to be the largest facility across our system. So, there’s a significant amount of growth opportunity there.

Phil Ng

Okay. Of that 85%, any color on how much of that is already consumed, Bryan?

Bryan Fairbanks

We’ve not provided utilization.

Phil Ng

Okay. And then a quick one for Dennis. The 12% to 13% SG&A as a percentage of sales for guidance for this year, is that a good way to think about it in 2023, or is this more of a catch-up here? I just want to get a better sense. Is there an opportunity for some SG&A leverage going forward?

Dennis Schemm

Right. We’ve always talked about there being an opportunity longer term for SG&A leverage, especially as Enhance becomes a bigger part of the portfolio. So, I think Bryan said it well earlier on that 2022 really becomes a catch-up year. And then from there we should start to see that leverage really start to accelerate more.

Phil Ng

Okay. Alright. Appreciate it.

Operator

The next question is from Alexander Leach with Berenberg Capital Markets. Please go ahead.

Alexander Leach

Hi, guys. Thanks for taking my question. Sorry, if I missed this as my line drops off, but do you have an internal rate of inflation that you can provide for us? And how is your internal rate inflation been trending through Q1 versus Q4? You’ve mentioned some persistent headwinds, but CPI has been accelerating and it sounds as though inflation in your business isn’t accelerating in anywhere near the same level.

Bryan Fairbanks

Yes. So, we’ve built our forecast and plans with a rate of inflation that our research tells us that the business is going to see. Now inflation as everybody on the call knows is very difficult to predict as to which commodities it’s going to hit and which ones it may alleviate over the course of the year. But that inflation is inherent in the incremental EBITDA guidance that we’ve provided but we’re not going to provide a specific percentage that we’ve assumed.

Alexander Leach

Sure. And then just as a follow-up, is there still scope for room in the business to increase prices, if the inflation persists through the year?

Bryan Fairbanks

Sure. There’s going to be opportunity. If we see inflation roll through the economy at a degree where we see that pricing won’t need to be taken, it’s something that we’ll do as needed.

Alexander Leach

Okay. Great. Thanks, guys.

Operator

The next question is from Michael Rehaut with JP Morgan. Please go ahead.

Michael Rehaut

Great. Thanks for taking my question. First, I just wanted to circle back to the top-line outlook. And very helpful to give the $100 million of infill from the back half of 2021. I also got to that similar math from an earlier question about if you just do that 26% on the first quarter, it implies like a 4% actually full year growth. So, I’m just trying to get a sense, you obviously are saying double-digits for the year. With that $100 million headwind though in the back half of 2021, are we talking about maybe flat sales in the back half of the year, or how should we think about comping that comp in 3Q and 4Q of this year?

Bryan Fairbanks

Yes, I would go back to my clarification comments and use the 2016 through 2018 seasonality as a guideline for the revenue calendarization.

Michael Rehaut

Bryan, if you use that 26% and that gets you to the 4% for the full year, that’s the challenge.

Bryan Fairbanks

Well, again, we’ve provided guidance of a double-digit revenue improvement during the course of the year.

Michael Rehaut

Right. Okay. Well, maybe switching gears then to the margin guidance on the 30% to 35% EBITDA, I think the math kind of works out that you’re looking for full year results and full year margin improvement on an operating margin EBITDA basis.

Just trying to get a sense when would you expect the year-over-year return positive during the year? I mean a lot of companies have obviously been kind of saying not the first quarter obviously maybe getting close to parity on the second and positive in the back half. Is that how should how we should think about it for you as well?

Dennis Schemm

I think we’re going to see higher inflection in the back half of the year. I think I spoke earlier just about we would see that steady cadence of pickup here. Second quarter will be stronger than the first quarter. Third quarter will be stronger than the second quarter. But that year-over-year improvement really comes more in that Q3 Q4 time frame.

Michael Rehaut

Right. Okay. Maybe just one last quick one, if I could. You were also kind enough to give expectations for pricing for the year on low teens. Any way we should think about volume contribution in 2022 versus 2021?

Dennis Schemm

Well, we talked a little bit about just strong double-digits was the guide that we gave, right? And so I gave you the pricing in the low teens. We talked about our growth being able to double-up on the repair and remodel index and then backing out the infill from the prior year. Kind of gives you a good feel for how we’re looking at growth.

Michael Rehaut

So, when you say strong double digits, I mean that could be a wide range. Any way to narrow that down a little?

Dennis Schemm

Yes. Our guidance is strong double-digits. And I think I’ve just given you the pieces to it there.

Michael Rehaut

Okay. Thanks for very much.

Dennis Schemm

Okay.

Operator

The next question is from Matthew Bouley with Barclays. Please go ahead.

Matthew Bouley

Good evening. Thank you for taking the questions. Can I just follow-up with one more on that revenue outlook? I think Dennis you just mentioned backing out the onetime channel infill which you said is $100 million. Are you talking about the strong double-digit growth is off of kind of last year’s growth burden for the $100 million, or how are we kind of layering that on? Thank you.

Bryan Fairbanks

It’s year-over-year. We thought it was important to understand there was that inventory infill that we wouldn’t normally see because inventories were depleted to a much larger level than they had been historically.

Matthew Bouley

Okay. Understood. And then just high level on the back to the international opportunity because you keep highlighting this as a big opportunity over the years, just curious if you can get any more specific on that. Where are the markets where you see that opportunity? And how do you kind of go to market from a channel perspective there? Thank you.

Bryan Fairbanks

Yes. We tend to focus on the markets that generally have higher levels of GDP, increased family incomes and interest in outdoor living. So you’re looking at primarily Europe, up in the

Scandinavia out into the Australian markets. But we also service many smaller markets down into Central, South America and the Caribbean as well. But when we talked about the larger markets with the higher GDP, that’s going to be the primary focus where we will sell through similar channels to what we do here in North America.

Matthew Bouley

Okay. Thank you, Bryan. Good luck.

Bryan Fairbanks

Thanks.

Operator

The next question is from Kurt Yinger with DA Davidson. Please go ahead.

Kurt Yinger

Great. Thanks and good afternoon, everyone. Just wanted to go back to the high-level decking conversion here in 2022, it sounds like you’re looking for two points or better again. I guess first, what part of that dynamic over the last few years do you think has gotten sustainably stronger? And second, as you think about the levers that you have at your disposal, which drives conversion, are there any areas where you think you can still push a lot harder than you have been?

Bryan Fairbanks

Well, I’ll answer your second one first here. I think from a marketing perspective because we haven’t pushed as hard over the past couple of years. I think one of the things that will sustain, as we move forward is the higher level of education of the consumer. Through the pandemic, they were spending time at home, they were looking for products that would make it more comfortable and easier to maintain their home. More people have Trex composite decks today. There’s more word of mouth. There’s more media about composite today and the simplicity against wood. That is something that will continue to assist with the conversion.

Kurt Yinger

Got it. Okay. That’s helpful. And then, I guess, just a follow-up on the commercial side. Given where your backlogs are, is there any way to kind of size the magnitude of the decline there that you’re expecting in 2022?

Bryan Fairbanks

Yes, I’d expect 2022 to be down about 10% on a year-over-year basis.

Kurt Yinger

Okay. Alright. That’s helpful. Appreciate all the color and good luck to you, guys.

Operator

The next question is from Alex Rygiel with B. Riley. Please go ahead.

Alex Rygiel

Thank you. Nice quarter, gentlemen. Can you address the variables that may have the biggest impact on your incremental margin either coming in at the high end or the low end?

Dennis Schemm

Yes. When I think about that, clearly, pricing plays a role in this followed secondarily by cost-outs and continuing to drive those efficiencies that we’ve talked about. I think on the negative side, clearly, inflation, watching some of those headwinds that we’ve talked about, that’s a key concern for us. On the transportation side, natural gas, those are a couple of the big ones that we’ll be continuing to watch. But also, I think in there too, Bryan talked a little bit about the marketing spend that we had as well or that we’re driving here in 2021. So that’s another variable impacting those incremental margins.

Alex Rygiel

And then as it relates to that range of 30% to 35%, is that what you would call sort of a 2022 target, or is that sort of more of a longer-term target range for incremental margin?

Dennis Schemm

Right. So, I would look at that 30% to 35% as a 2022 guide. And we talked about over time, that we should see those incremental margins improve to that 35% to 40%. Why? So we’re going to get more SG&A leverage over time because Enhance will become a bigger part of the overall portfolio requiring a lot less branding spend. In addition, we’re going to continue to drive cost-outs throughout our plant manufacturing network and that’s going to continue to help us with the margin improvement.

Alex Rygiel

Thank you very much.

Dennis Schemm

Thanks.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Bryan Fairbanks, for any closing remarks.

CONCLUSION

Bryan Fairbanks

Thanks, everybody for your questions and attendance in today’s conference call. We look forward to speaking with many of you during the quarter, at conferences and other events. Have a great evening. Bye.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.